Exhibit 10.1

THE GREAT REFRIGERATOR ROUNDUP

PROGRAM AGREEMENT

Agreement made as of this 15th day of June, 2007.

BETWEEN:

Ontario Power Authority

(hereinafter referred to as the “OPA”)

AND

ARCA Canada Inc. and Appliance Recycling Centers of America, Inc.

(hereinafter individually and collectively referred to as the “Service Provider”)

In consideration of the mutual covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Interpretation

(a) Agreement. When used herein, the term “Agreement” means this agreement and all Schedules attached hereto.

(b) Inconsistency. In the event of any inconsistency between the provisions of this Agreement or any Schedule to this Agreement, this Agreement will prevail.

2. Retainer and Services/Deliverables

(a) Retainer. The Service Provider will be responsible for delivery of the work, services and deliverables as set forth in the attached Schedules (the “Services”).

(b) Reporting. The Service Provider will comply with the reporting requirements set forth in Schedule A.

(c) Service Provider’s Personnel. All staff of the Service Provider, all independent contractors, all agents and all staff of any of the foregoing employed in connection with the Services will have the knowledge, abilities, experience and qualifications required for the Services and will perform their tasks in a professional manner and in accordance with the terms and conditions of this Agreement (including without limitation the obligations set out in Section 8). The Service Provider will provide such additional support as may be required from time to time for the completion of the Services and its proper performance.

(d) Inspection and Warranty. The OPA will have the right to review the delivery of the Services at all times and may notify the Service Provider in respect of Services which are found to be deficient or otherwise not in accordance with specifications and statements set out in the Agreement or otherwise required by law. The Service Provider, at no additional cost to the OPA, will promptly fulfill any deficient Services or provide such remedy or other accommodation as may be appropriate in the circumstances to the OPA’s satisfaction. This will include, but is not limited to, all reports, policy manuals, implementation plans and written work (howsoever recorded, that is, whether written or on digital media) and data prepared by the Service Provider under the Agreement which are found, within a period of one year from date of transmittal to the OPA, to be incomplete or inaccurate due to a failure to comply with the Agreement or with said specifications and standards.

(e) Laws, Regulations and Codes. The Service Provider and its agents and independent contractors will comply with all federal, provincial and municipal statutes, regulations, bylaws, standards and codes which apply to the provision of the Services and to the Service Provider’s operations in connection with the performance of the Services.

(f) Assignment or Subcontracting. The Service Provider will not assign, subcontract or otherwise delegate the Agreement, or any portion thereof without the express written consent of OPA, provided however, that the Service Provider may subcontract its obligations hereunder to third party contractors upon prior notice to the OPA of the identity of such proposed subcontractors. A change of control of either ARCA Canada Inc. or Appliance Recycling Centers of America, Inc. shall be deemed to be an unauthorized assignment hereunder and shall be grounds for termination of this Agreement.

(g) Conflict of Interest. The Service Provider is not engaged, and will not engage, in other commercial activities or retainers which conflict with the Services and/or its obligations hereunder.

3. Payment

(a) Terms of Payment. The OPA will pay ARCA Canada Inc. for Services rendered (i) at the prices and/or rates specified in Schedule A and (ii) at the times specified in Schedule A and, if no such times are specified, monthly in arrears.

(b) Invoicing. Charges for Services will be submitted weekly. Invoices will be in such detail and format as specified by the OPA, and shall include details of all Eligible Appliances (as defined in Schedule B) which have been decommissioned. Invoices will be delivered to the address specified in Schedule A and will include the information specified in Schedule A. Payment of accepted invoices will be made 30 days after receipt thereof. If at any time during the performance of the Services there are deficiencies in the Services, the OPA will have the right to withhold from payment in respect of any of the Service Provider’s invoices, an amount that, in the OPA’s reasonable opinion, takes into account the above-noted deficiencies. Any amount withheld shall be paid 30 days after receipt of the Service Provider’s invoice submitted after the OPA’s approval of the correction of deficiencies, or as soon thereafter as is practicable given the circumstances.

(c) Taxes. Goods Services Tax (“GST”) and all other taxes will be shown separately on all invoices. The Service Provider will deduct all recoverable GST paid from reimbursable expenses before adding GST to amounts to be invoiced to the OPA. The OPA has the right to request further details (including copies of previously submitted invoices or any documentation required in support thereof) in order to establish its claim for any input tax credit or rebate in respect of any GST incurred by the OPA in connection with the Agreement. The Service Provider shall cooperate to the reasonable extent necessary in providing such documentation to the OPA on a timely basis.

(d) Contractual Currency. Unless otherwise specified in Schedule A, all payments hereunder will be made in Canadian dollars.

4. Term and Termination

(a) Term. The term of the Agreement will be as specified in Schedule A.

(b) Termination by OPA. The OPA shall be entitled at any time to deliver to the Service Provider a written notice that the Service Provider is in default of its obligations including satisfactory discharge of the Performance Standards set out in Schedule C (a “Notice of Default”). The Notice of Default shall set out the nature of the default and, if curable within a reasonable time in the sole discretion of the OPA, a date by which the default is to be cured, which in any event shall not be longer than 30 days. If the default is not curable, at any time following the cure period specified in the Notice of Default, and if the default is curable, at any time following the cure period specified in the Notice of

Default if the default was not cured by such time, the OPA may deliver a notice to the Service Provider terminating the Agreement.

(c) Termination by Service Provider. The Service Provider shall be entitled at any time to deliver to the OPA a written notice that the OPA is in default of its payment obligations hereunder (a “Notice of Payment Default”), which notice shall specify all relevant particulars of the payment obligation in respect of which the OPA is in default. Provided that the invoice has been accepted by the OPA and there is no dispute between the parties relating to such payment, the Service Provider shall be entitled to terminate the Agreement on 30 days written notice to the OPA if such payment is not paid to the Service Provider on or before the 15th day following the date of the Notice of Payment Default.

(d) Payments on Termination. Unless otherwise agreed between the Service Provider and the OPA, upon termination the OPA will be obligated to pay the Service Provider only for Services provided prior to the expiry of the notice period. The Service Provider will not undertake any further commitment after receipt of notice of termination.

(e) Termination upon Expiry. Either party may terminate this Agreement upon the expiry of the Initial Term or any renewal term by delivery to the other party notice of termination no later than 90 days prior to the expiry of such Initial Term or renewal term, as the case may be.

5. Relationship of the Parties

(a) No Ability to Bind. Neither party will have the authority to bind the other or to assume or create any obligation or responsibility expressed or implied on the other’s part, or in its name, nor will it represent to anyone that it has such power or authority, except as expressly provided in the Agreement.

(b) Independent Business Relationship.

(i)    The Service Provider agrees that the relationship with the OPA is an independent business relationship and in no way does the Agreement contemplate or create an employment relationship and/or entitle the Service Provider to any benefits of employment including, without limitation, membership in health benefits and pension programs provided to employees at the OPA. Nor does this Agreement create any partnership or joint venture with the OPA.

(ii)   As an independent contractor, the Service Provider is responsible for any and all payments with respect to his, her or its income and other taxes, insured health benefits coverage, Workplace Safety and Insurance, Canada Pension Plan, Employment Insurance premiums and costs and any other costs that may apply.

(iii)  The Service Provider shall cause and bind its sub-contractors and agents to comply with the terms and conditions set out in this Agreement to the extent that such sub-contractors are performing any obligations of the Service Provider hereunder, whether in whole or in part and whether directly or indirectly. Specifically but without limitation, the Service Provider shall ensure that all such sub-contractors involved in appliance pick-up, storage and transportation maintain the minimum levels of insurance required of the Service Provider hereunder, that they are in compliance with appropriate legislation, as applicable, with respect to the storage and transportation of white goods, and that they are bonded or properly insured.

6. Insurance

(a)          Maintain Insurance. The Service Provider shall, during the Term, and at its own expense, maintain and keep in full force and effect:

(i) commercial general liability insurance on an occurrence basis having a minimum inclusive coverage limit, including personal injury and property damage, of not less than five million dollars ($5,000,000.00) per occurrence. OPA and its designated affiliates must be added as an additional insured under the insurance policy or policies, which shall be extended to cover contractual liability, products completed, operations liability, owners/contractors protective liability and must also contain a cross liability clause and a severability of interest clause; and

(ii) automobile liability insurance on all owned and non-owned vehicles used in connection with this Agreement and such insurance coverage shall have a limit of not less than two million dollars ($2,000,000.00) per vehicle, in respect of bodily injury (including passenger hazard) and property damage inclusive of anyone accident and mandatory accident benefits.

(b) The insurance coverage referred to in this Agreement shall be arranged with insurers acceptable to OPA, acting reasonably, and shall contain such terms and conditions as are reasonably acceptable to OPA. It is understood and agreed that the coverage provided by these policies will not be changed, amended or cancelled without thirty (30) days prior written notice of such changes, amendments or cancellations being given to OPA, and provided that OPA agrees to such changes or amendments, and in the case of cancellations, replacement insurance coverage with an insurance company acceptable to OPA shall have been put in place prior to the effective date of cancellation.

(c) If the Service Provider fails to provide or maintain the insurance as required in this Agreement, OPA shall have the right to provide and maintain the insurance and give written notice of that fact to the Service Provider. The cost of providing and maintaining the insurance will be at the expense of the Service Provider, and the Service Provider shall reimburse OPA for the amount paid by OPA. Alternatively, OPA may deduct the cost of such insurance from the monies due or owing to the Service Provider.

(d) In addition to the foregoing the Service Provider shall (i) obtain cross liability and severability of interest clauses in favour of the OPA if so requested by the OPA; (ii) provide evidence of insurance and of the clauses referred to in (i) hereof to the OPA upon request; and (iii) indemnify and save the OPA harmless in respect of any failure by it to do any or all of the foregoing. Under no circumstances will the OPA be liable to the Service Provider or any employee thereof for any failure of the Service Provider to obtain any insurance necessary or desirable in relation to the subject matter of the Agreement. Without limitation to the foregoing, the Service Provider will have insurance in a minimum amount equal to the maximum aggregate amount payable to the Service Provider under the Agreement.

(e) Workplace Safety and Insurance Act. If the Service Provider is subject to the Workplace Safety and Insurance Act (“WISA”), it shall, upon request of the OPA, submit a valid clearance certificate of WSIA coverage to the OPA prior to the commencement date of the Agreement. In addition, the Service Provider covenants and agrees to pay when due, and to ensure that each of its subcontractors pays when due, all amounts required to be paid by it/its subcontractors, from time to time during the Term of the Agreement. The Service Provider will indemnify and save the OPA harmless in respect of any failure by it to do any or all of the foregoing.

7. Proprietary Rights

(a) Existing Intellectual Property. Both parties will retain all rights to existing methodology, knowledge, and data in the possession of the parties prior to the effective date hereof and used by the parties in the fulfillment of each party’s respective obligations hereunder. No rights to proprietary interests existing prior to the start of the Services are transferred hereunder other than rights to use same as expressly provided for herein. The Service Provider will not knowingly incorporate into any element of the Services any intellectual property the use of which by the OPA may violate or infringe upon the proprietary rights of any third party.

(b) Newly Created Intellectual Property. Except as otherwise set out herein, all title and beneficial ownership interests to all intellectual property, including copyright, of any form, including, without limitation, discoveries (patented or otherwise), software, data (hard copied and machine readable) or processes, conceived, designed, written, produced, developed or reduced to practice in the course of the Services will vest in and remain with the OPA. Furthermore, the Service Provider agrees to waive any moral rights that it has, and/or cause its employees to waive any moral rights they may have, in the Services. The Service Provider will not do any act which may compromise or diminish the OPA’s interests as aforesaid.

(c) License to Use. The Service Provider grants to the OPA a non-exclusive paid up license to use any proprietary intellectual property of the Service Provider incorporated into the Services or any work product related thereto. The OPA will have the right to exploit such intellectual property and to license same to third parties (excepting software, other than in respect of grants of access thereto by the OPA to third parties for uses related to this Agreement) provided that such licenses contain reasonable reservations of proprietary rights in favour of the Service Provider (which may be included in a general reservation, but will contain the same order of legal protection as the Service Provider uses when distributing such data or property to third parties) or provided the use of same does not reveal information proprietary to the Service Provider.

(d) Data Ownership. The parties agree that notwithstanding anything in this Agreement, and subject to the application of Privacy Laws in Section 8 below, OPA shall own all data, including Personal Information, pertaining to customers of the Services. The Service Provider shall own all data relating to transportation and decommissioning operations and shall disclose such information to OPA upon request. Raw data relating to appliances, including the number, make, model, age, energy consumption and disposition of materials shall be jointly owned by the parties.

8. Compliance with Privacy Laws and Confidentiality

(a) Personal Information and Privacy Laws. In this section, “Personal Information” means any information about an identifiable individual, which before or after the date of the Agreement, is exchanged, disclosed, transferred, stored, warehoused, accessed, processed, handled or in any way made available to the Service Provider. “Privacy Laws” includes the Personal Information Protection and Electronic Documents Act (Canada), Freedom of Information and Protection of Privacy (Ontario), and the provisions of any other applicable municipal, provincial or federal or other laws, regulations, decisions, orders, judgments and rulings or regulatory requirements applicable to either party to the Agreement from time to time that address the collection, use, transfer or disclosure of Personal Information.

(b) Compliance with Privacy Laws. The Service Provider agrees to comply with all Privacy Laws applicable to either it or the OPA in relation to Personal Information and shall refrain from taking any action that could cause the OPA to be in non-compliance with any such Privacy Laws. The Service Provider agrees to name a person (or persons) to be responsible for ensuring compliance with the obligations of this section and shall advise the OPA of the name of such individual and any replacement(s). The Service Provider agrees to cooperate with the OPA in connection with any access requests for Personal Information as provided for in the Privacy Laws. The Service Provider agrees to amend Personal Information as required by the Privacy Laws, only upon receiving instructions to do so from the OPA, its personnel or any other individual to whom the Personal Information relates. The Service Provider agrees, within 10 business days, to return to the OPA or destroy all Personal Information that is no longer necessary to fulfill the purpose(s) for which it was made available, unless otherwise instructed by the OPA or required by law.

(c) Confidentiality.

(i)             Each party agrees not to divulge or communicate to any person or use for a purpose other than delivering the Services required under this contract without the other party’s prior written consent, any confidential, technical or commercially sensitive information belonging to either party or its officers, stakeholders and/or third parties (the “Confidential Information”), whenever received by the receiving party and in whatever capacity. For the purposes of this clause, and by way of illustration and not limitation, information is prima facie secret and confidential if it relates to either the OPA’s or its respective stakeholders and/or third party contractors: power system planning information, business methods and strategies; production and delivery capabilities; customers and details of their particular requirements; costings, profit margins, and other financial information of any nature; marketing strategies and tactics; current activities and current and future plans relating to any or all developments; and any information relating to the purpose, nature and provisions of this Agreement.

(ii)  The receiving party shall limit the disclosure of the Confidential Information to only those of its employees who have a need to know it and who have been specifically authorized to have such disclosure. The receiving party shall return all of the Confidential Information once the receiving party has completed its Services under this contract and shall not retain any copies of the Confidential Information unless required legally to do so.

(iii) Except as required in the performance of the Services or as authorized in writing by the owner, or as required by applicable law, each party will keep confidential all Confidential Information of the other.

(iv) Except for disclosures required by law, each party shall be responsible for any breach of this Agreement by the party, its representatives and any person to whom it discloses any Confidential Information. The parties agree that a party would be irreparably injured by a disclosure of Confidential Information and that monetary damages would not be a sufficient remedy. Therefore, in such event, the Disclosing Party shall be entitled to equitable relief, including injunctive relief without proof of actual damages, as well as specific performance. Such remedies shall not be deemed to be exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

(v)  These restrictions will continue to apply after the termination of this Agreement, without limit in time but will cease to apply to information which enters the public domain otherwise than through unauthorized disclosure by the Service Provider.

9. Offshore Consultants; Non-residents

(a) Permits, etc. If applicable, the Service Provider is responsible for applying, at its own expense, to Immigration Canada for admission of personnel into Canada and for obtaining work permits where required.

(b) Withholding Tax. All payments made by the OPA to non-residents of Canada will be made net of any required taxes or withholdings.

10. Environmental Credits, etc.

(a)                          In this Agreement, the following terms shall have the meanings set out below:

(i)                                     “Emission Reduction Credits” means the credits associated with the avoidance or reduction of emissions below the lower of actual historical emissions or regulatory limits, including “emission reduction credits” as defined in O. Reg. 397/01 made under the Environmental Protection Act (Ontario) or such other regulations as may be promulgated under the Environmental Protection Act (Ontario) or any currently applicable or future laws and regulations,

(ii)                                          “Environmental Attributes” means environmental attributes having decreased environmental impacts now or in the future, and the right to quantify and register these with competent authorities, including:

(1)          all right, title, interest and benefit in and to any renewable energy certificate, credit, reduction right, offset, allocated pollution right, emission reduction allowance or other proprietary or contractual right, whether or not tradable, resulting from the actual or assumed displacement of emissions resulting from the Program;

(2)          rights to any fungible or non-fungible attributes or entitlements relating to environmental impacts, whether arising from the Program itself or because of applicable legislation or voluntary programs established by Governmental Authorities; and

(3)          all revenues, entitlements, benefits, and other proceeds arising from or related to the foregoing which may be available in connection with the Program.

For greater certainty, in the event that any governmental or non-governmental agency, whether provincial, federal, national or international in scope or authority, creates or sanctions a registry, trading system, credit, offset or other program relating to Environmental Attributes or their equivalent, the term “Environmental Attributes” as used in this Agreement shall include the rights or benefits created or sanctioned under any such program or programs to the extent available as a result of, or arising from the Program.

(iii)                                       “Governmental Authority” means any federal, provincial, or municipal government, parliament or legislature, or any regulatory authority, agency, tribunal, commission, board or department of any such government, parliament or legislature, or any court or other law, regulation or rule-making entity, having jurisdiction in the relevant circumstances, including the Independent Electricity System Operator, the Ontario Energy Board, the Electrical Safety Authority, and any person acting under the authority of any Governmental Authority, but excluding the OPA.

(b)   The right, title, benefit and interest in and to any Emission Reduction Credit and Environmental Attributes directly or indirectly relating to or arising from or in connection with the Program shall accrue solely to the benefit of the OPA and the Service Provider hereby agrees and acknowledges that it shall have no claim whatsoever to any such credits or attributes. The Service Provider agrees to provide to the OPA all such assistance, including information and data, as may be reasonably requested by the OPA in order to benefit from and avail itself of any Emission Reduction Credits and Environmental Attributes.

(c)    Upon request by the OPA, the Service Provider agrees to use commercially reasonable efforts, and shall be reimbursed by the OPA for all reasonable expenses incurred by the Service Provider in respect thereof, to obtain, register, certify or deliver the Environmental Attributes or any evidence of the OPA’s right, title and interest thereto to the OPA or to any Person as the OPA may direct, on behalf, or for the benefit, of the OPA. Without limiting the generality of the foregoing, the Service Provider shall from time to time during and after the term hereof, on behalf and in the name of or in trust for the OPA, upon request by the OPA, use commercially reasonable efforts to obtain, quantify, verify, certify and register with the relevant Governmental Authorities or other agencies all Emission Reduction Credits and Environmental Attributes.

11. Force Majeure.

If the performance of the Agreement, or any obligations hereunder, is materially prevented, restricted, or interfered with by reason of: fire, flood, earthquake, explosion, or other casualty or accident or act of God; strikes or labour disputes; inability to procure or obtain delivery of parts, supplies, power or software from suppliers; failure, delay, interruption or other adverse impact caused by telecommunications carriers, internet service providers, and other intermediaries; war or other violence; any law, order proclamation, regulation, ordinance, demand or requirement of any governmental authority; or any other act or condition whatsoever beyond the reasonable control of the affected party (a “Force Majeure”), the party so materially affected, upon giving prompt notice to the other party, will be excused from such performance to the extent of the material delay caused by such prevention, restriction or interference; provided, however, that the party so affected will take all reasonable steps to avoid or remove such Force Majeure and will resume performance hereunder with dispatch whenever such causes are removed.

12. Accounts and Right to Audit

The Service Provider will keep proper accounts and records of the work in form and detail satisfactory to the OPA. Such accounts and records, including invoices, receipts, time cards and vouchers will at all reasonable times be open to audit, inspection and copying by OPA. Accounts and records will be preserved and kept available for audit until the expiration of two years from the date of completion or termination of the work. Service Provider grants OPA the right upon 24 hours notice and during regular business hours to inspect the Service Provider’s premises, and have access to its files, records, systems, data and computer networks for the purposes of verifying procedures and compliance with the terms and conditions of this Agreement.

13. Indemnification

The Service Provider and each of them jointly and severally agrees to indemnify the OPA, its officers, directors, employees and agents and save them harmless from and against any and all loss, damage or injury and all actions, causes of action, proceedings, suits, claims, demands, obligations and liabilities, including payments, fines, penalties, interest and any other financial costs in any way attributable to, related to or arising out of:

(a)    breaches of the Service Provider’s obligations herein;

(b)   any misrepresentation, inaccuracy, incorrectness or breach of any representation or warranty made by the Service Provider contained in this Agreement;

(c)    any of the Service Provider’s acts or omissions, whether negligent or otherwise, including any acts or omissions of any of its agents, employees, representatives or independent contractors;

(d)   any actual or alleged failure of the OPA to deduct, withhold or contribute any amount in respect of its payments to the Service Provider, including without limitation, federal and/or provincial income taxes, pension plan contributions, employment insurance premiums, Workplace Safety and Insurance premiums and contributions under any federal or provincial income security program;

(e)    any failure of the Service Provider to ensure that materials derived from the decommissioning of appliances are handled in a manner consistent with this Agreement and applicable law; and

(f)      the insurance and workers safety insurance obligations set out in Section 6.

14. Arbitration

All disputes between the parties shall be settled by binding arbitration in accordance with provision of the Arbitrations Act, 1991 (Ontario) and the national arbitration rules of the ADR Institute of Canada. The arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the parties. In the event of failure to agree within three (3) Business Days following delivery of a written notice to arbitrate, each of the parties to the dispute shall designate an arm’s-length third party within a further three (3) Business Days who together shall agree upon and appoint an arbitrator. In the event such third parties fail to appoint the arbitrator within three (3) Business Days after their appointment, either party may apply to a judge of the Ontario Superior Court of Justice to appoint an arbitrator. The arbitrator shall be instructed that time is of the essence in the arbitration proceeding and, in any event, the arbitration award must be made within fifteen (15) Business Days after the arbitrator has been appointed. The arbitration shall take place in Toronto, Ontario and shall be conducted in English. The arbitration award shall be given in writing and shall be final and binding on the parties, not subject to any appeal (other than those limited rights of appeal set forth in the Arbitration Act, 1991 (Ontario)), and shall deal with the question of costs of arbitration and all related matters. The costs of arbitration include the arbitrators’ fees and expenses, the provision of a reporter and transcripts, reasonable legal fees and reasonable costs of preparation.

15. Miscellaneous

(a)       Entire Agreement. The Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings with respect thereto. There are no warranties, conditions, or representations, express or implied, and there are no agreements in connection with such subject matter except as specifically set forth or referred to in the Agreement. No reliance may be placed on any warranty, representation, opinion, advice or assertion of fact made either prior to, contemporaneous with, or after entering into this Agreement, or any amendment or supplement thereto, by any party hereto or its directors, officers, employees or agents, to any other party hereto or its directors, officers, employees or agents, except to the extent that the same has been reduced to writing and included as a term of the Agreement, and none of the parties hereto has been induced to enter into the Agreement or any amendment or supplement by reason of any such warranty, representation, opinion, advice or assertion of fact.

(b)       Amendments. No amendment, modification or waiver in respect of the Agreement will be effective unless in writing (including a writing evidenced by a facsimile transmission) and executed by each of the parties.

(c)       No Waiver of Rights. A failure or delay in exercising any right, power or privilege in respect of the Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power or privilege will not be presumed to preclude any subsequent or further exercise, of that right, power or privilege or the exercise of any other right, power or privilege.

(d)       Further Assurances. Each of the parties shall, from time to time, on written request of the other party, do all such further acts and execute and deliver or cause to be done, executed and delivered all such further things as may be reasonably required in order to fully perform and to more effectively implement the terms of the Agreement. The parties recognize that there may be additional costs for said improvements and these costs will be negotiated separately.

(e)       Headings. The headings used in the Agreement are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting the Agreement.

(f)       Severability. If any provisions of the Agreement will for any reason be held illegal or unenforceable, such provision will be deemed separable from the remaining provisions of the Agreement and will in no way affect or impair the validity or the enforceability of the remaining provisions of the Agreement.

16. Governing Law.

The Agreement shall be governed by, and interpreted in accordance with, the laws of the Province of Ontario including the laws of Canada as applicable therein and each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to here appeals therefrom.

17. Notices

(a)       Effectiveness. Any notice or other communication in respect of the Agreement may be given in any manner described below to the address or number or in accordance with the email details set forth in Schedule A and will be deemed effective as indicated:

(i)               if in writing and delivered by person or by courier, on the date it is delivered;

(ii)              if sent by facsimile transmission, on the date it is received by a responsible employee of the recipient in legible form (it being agreed that the burden of proving receipt will be on the sender and will not be met by a transmission report generated by the sender’s facsimile machine);

(iii)             if sent by certified or registered mail or the equivalent (return receipt requested), on the date it is delivered or delivery is attempted; or

(iv)             if sent bye-mail, on the date it is delivered.

(b)       Invoices. Notwithstanding the foregoing invoices may be delivered and will be effective upon actual receipt by the OPA.

(c)       Change of Details. Either party, may by notice to the other, change the address, facsimile number or email details at which notices or other communications are to be given to it.

18. Execution of Agreement

(a)       Counterparts. The Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of the Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

(b)       Facsimile. The exchange of copies of the Agreement and of signature pages by facsimile or email (in web browser compatible format) transmission shall constitute effective execution and delivery of the Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.

(c)       Signatures. Signatures of the parties transmitted by facsimile or e-mail (in web browser compatible format) shall be deemed to be their original signatures for any purposes whatsoever.

[Signature lines are on the following page.]

IN WITNESS WHEREOF the parties hereto execute the Agreement under the hands of their respective proper officers duly authorized on their behalf, with effect from the date specified on the first page of this document.

ONTARIO POWER AUTHORITY

By:	/s/ R. Paul Shervill
	Name:	R. Paul Shervill
	Title:	Vice-President, Program Operations and Sector Development

ARCA CANADA INC.			APPLIANCE RECYCLING CENTERS OF AMERICA, INC.

By:	/s/ Edward R. Cameron		By:	/s/ Edward R. Cameron
	Name:	Edward R. Cameron		Name:	Edward R. Cameron
	Title:	President		Title:	President